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                                                                    Exhibit (23)





               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Board of Directors and Stockholders
Lindal Cedar Homes, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-64186 and 333-28509) on Form S-8 of Lindal Cedar Homes, Inc. of our report dated February 28, 2000 relating to the consolidated balance sheets of Lindal Cedar Homes, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 and related schedule, which report appears in the December 31, 1999, annual report on Form 10-K of Lindal Cedar Homes, Inc.


/s/ KPMG LLP


Seattle, Washington
March 28, 2000